NOVASTAR DECLARES A FOURTH QUARTER COMMON DIVIDEND AND SPECIAL COMMON DIVIDEND PAYABLE IN JANUARY 2005

Management updates GAAP income guidance for 2004

KANSAS CITY, MO., December 22, 2004 -- NovaStar Financial, Inc. (NYSE: NFI), a residential mortgage lender and portfolio investor, announced the fourth quarter, 2004 common dividend and a special common dividend related to 2004 taxable income.

At its recent meeting, the Board of Directors declared a quarterly dividend of $1.40 per common share and a special dividend of $1.25 per common share payable on January 14, 2005, to shareholders of record as of December 31, 2004.

"We believe our business will support the current quarterly payout of $1.40 in 2005," said Greg Metz, Senior Vice President and Chief Financial Officer. "However, from time to time, we may pay special common dividends in order to maintain our status as a Real Estate Investment Trust," Metz added.

NovaStar will include 2005 dividend guidance in its fourth quarter 2004 earnings release. Both the earnings release and conference call will take place on February 8, 2005.

In addition, NovaStar revised its calendar 2004 GAAP income guidance downward to a range of $4.10 to $4.40 per share, assuming a steady interest rate environment through the remainder of December. "As we indicated in our third quarter earnings release, our previously issued guidance of $4.50 to $5.00 per share was predicated on realization of the forward interest rate curve. Due to an upward shift in the short end of the forward curve, we recognized a lower gain related to our latest securitization and also anticipate an impairment on certain of the newer securities in our portfolio. Although some of our securities should reflect gains due to the current economic environment, largely offsetting those experiencing a loss, GAAP accounting rules will not allow the increase in value of these securities to be recognized through the income statement. The gains associated with the aforementioned securities will flow through the other comprehensive income section of our balance sheet," said Metz.

About NovaStar

NovaStar Financial, Inc. (NYSE: NFI) is one of the nation's leading lenders and investors in residential mortgages. The company specializes in single-family, nonconforming mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations nationwide.

For more information, please reference our website at www.novastarmortgage.com.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, fluctuations in losses due to default on the Company's mortgage loans, the availability of nonconforming residential mortgage loans, the availability and access to financing and liquidity resources, and other risk factors outlined in the Company's 2003 annual report on Form 10-K (available on the Company's website or by request to the Investor Relations Contact). Other factors not presently identified may also cause actual results to differ. We continuously update and revise our estimates based on actual conditions experienced. It is not practicable to publish all such revisions and, as a result, no one should assume that results projected in or contemplated by the forward-looking statements included above will continue to be accurate in the future.

Investor Relations Contact

Jeffrey A. Gentle

816.237.7424